Helius Medical Technologies Inc. and A&B Company Limited Enter Into Strategic Agreement For The Development of PoNSTM Therapy in China, Hong Kong, Macao, Taiwan and Singapore.

A&B HK) Ltd Provides US $7.0M Funding Commitment to Helius Medical Technologies Inc.

Newtown PA, and HONG KONG, October 13, 2015 – Helius Medical Technologies Inc. (CSE: HSM; OTCQB: HSDT) (“Helius” or the “Company”) announced today that it has entered into strategic agreements with A&B Company Limited (“A&B”) for the development and commercialization of the Portable Neuromodulation Stimulator (“PoNS™”) Therapy in China, Hong Kong, Macao, Taiwan and Singapore (the “Territories”). A&B is an investment and development company based in Hong Kong owned by Dr. Kong Lam.

The agreement, a sale and licensing transaction, transfers ownership of certain Asian patents, patent applications, and product support material for the PoNSTM device to A&B. A&B assumes all development, patent (both application and defense), future manufacturing, clinical trial, and regulatory approval costs for the Territories. Helius and A&B will share and transfer ownership of any intellectual property or support material (developed by either party) for their respective geographies.

Helius’ PoNSTM device is being investigated for its safety and effectiveness in the treatment of chronic neurological symptoms caused by disease or trauma. In the United States, it is being investigated in a registrational clinical trial for the treatment of balance disorder in patients with mild to moderate traumatic brain injury and the Company expects to submit the PoNSTM to the US Food and Drug Administration (the “US FDA”) for clearance in 2016.

Philippe Deschamps, CEO of Helius, said: “We are very pleased to enter into this collaboration with A&B. Helius believes collaborating with an innovator in Asia will not only accelerate product evolution, but it will also provide us with a partner suited to both expand and defend intellectual property rights in these key markets.”

Commenting on the announcement, Dr. Lam Kong, owner of A&B, said: “It’s a pleasure for A&B to establish a strategic relationship with Helius. There are currently no effective medical devices for the chronic neurological symptoms of traumatic brain injury. Bringing this potentially life changing technology to this significant and underserved market is an exciting prospect for A&B and fits with our vision to provide innovative solutions to those in need.”

Highlights:

Helius, as a manufacturer of the PoNS, will receive:

An ongoing fee relating to the amount paid by A&B for PoNSTM devices and relevant components purchased by A&B from NHC, an affiliate of Helius, or its designated manufacturer for the licensed territories.

A one-time milestone payment once a certain sales milestone is reached.

A&B Funding Commitment:

A&B will provide a US$7.0 mln credit facility. The first US$2.0 mln of this facility will be immediately drawn down and convertible promissory note issued. As agreed, Helius will repay the US $2.0 mln note through the issuance of approximately 2.083 mln shares of Helius at a price of US $0.96/share and approximately 1.042 mln, 3-year, warrants at an exercise price of US $1.44.

Helius, at the Company’s option, can draw down the remaining US $5.0 mln in the facility within six month through issuing additional shares and warrants at a price scheme agreed to by both parties. The facility cannot be cancelled or withdrawn unless there is an event of default by Helius as defined in the document or some material obstacle with regards to the PoNSTM obtaining eventual regulatory approval in the United States.

As long as terms of the credit facility remain competitive Helius intends to, but is not obliged to, draw against the remainder of the credit facility within the next six months to fund PoNSTM continued development.

All securities issues with respect to the credit facility will be subject to a four-month statutory hold period.

About Helius Medical Technologies (HMT)

Helius Medical Technologies is a medical technology holding company focused on neurological wellness. HMT seeks to develop, license and acquire unique, non-invasive platform technologies that amplify the brain’s ability to heal itself. HMT intends to file for U.S. Food and Drug Administration clearance for the PoNS™ device. For more information, please visit www.heliusmedical.com.

About A&B (HK) Company Limited

A&B (HK) Company Limited is an investment and development company based in Hong Kong, which is wholly-owned by Dr. Lam Kong.

Cautionary Disclaimer Statement:

The Canadian Securities Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.

This news release contains forward-looking statements relating to the successful development of the Company’s PoNSTM device and other statements that are not historical facts. Forward-looking statements are often identified by terms such as “will”, “may”, “should”, “anticipate”, “expects” and similar expressions. All statements other than statements of historical fact, included in this release are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the failure to satisfy the conditions of the Canadian Securities Exchange and other risks detailed from time to time in the filings made by the Company with securities regulations.

The reader is cautioned that assumptions used in the preparation of any forward-looking information may prove to be incorrect. Events or circumstances may cause actual results to differ materially from those predicted, as a result of numerous known and unknown risks, uncertainties, and other factors, many of which are beyond the control of the Company. The reader is cautioned not to place undue reliance on any forward-looking information. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company will update or revise publicly any of the included forward-looking statements as expressly required by applicable law.

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Contact:	Investor Relations:

778-588-7144

info@heliusmedical.com
Corporate Contact:
Phil Deschamps

614-596-2597

pdeschamps@heliusmedical.com
Media Contact:

Becky Kern

914-772-2310

media@heliusmedical.com